AMENDMENT

                                      NO. 1

This Amendment, effective May 1, 2000, made by and between CUNA Mutual Life Insurance Company, (Reinsured referred to as you, your), and Transamerica Occidental Life Insurance Company, (Reinsurer referred to as we, us, our), is attached to and becomes a part of the Automatic Reinsurance Agreement (No. 1058-08), dated May 1, 2000.

                                       1.

       The following Section 11.01 of Article 11, Reductions, Terminations and Changes is hereby revised as follows:

       11.01 Replacement or Change. If there is a contractual or non-contractual replacement or change in a particular policy reinsured under this Agreement, including, but not limited to, conversions or exchanges where full underwriting evidence according to the Ceding Company's regular underwriting rules is not required or plans of internal replacement where full underwriting evidence is required, the exchanged or converted policy shall continue to be reinsured by the Reinsurer under this Agreement unless the Ceding Company elects the provisions in 11.02 for non-contractual changes or replacements. Future premiums shall be calculated on a point-in-scale basis using the applicable rates in the Agreement.

                                       2.

       Schedule A is replaced by the attached Schedule A.

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

Executed in duplicate by                   Executed in duplicate by
CUNA MUTUAL LIFE INSURANCE                 TRANSAMERICA OCCIDENTAL
INSURANCE COMPANY                          LIFE INSURANCE COMPANY
at Waverly, Iowa,                          at Charlotte, North Carolina,

on March 18, 2003.                         on February 20, 2003
   ---------------------------                ---------------------------

By: /s/ Paul A. Lawin                      By: /s/ Signature
   ---------------------------                ---------------------------
   Title Vice President                       Title Vice President

By: /s/ Barbara L. Secor                   By: /s/ Andrea R. Marshall
   ---------------------------                ---------------------------
   Title Assistant Secretary, AVP             Title Second Vice President
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                                    SCHEDULE A

                                 SPECIFICATIONS


1. Type of Business                    Individual life insurance issued directly
                                       by Ceding Company

2. Plans of Insurance                  MEMBERS Level 10 - $100,000 or greater
                                       MEMBERS Level 20 - $100,000 or greater
                                       Other Insured Rider - $100,000 or greater

3. Basis of Reinsurance
     Reinsurer's Share                 Quota Share 40%
     Ceding Company's Share            Quota Share 20%

4. Maximum Issue Age                   80

5. Maximum Mortality                   Each individual risk must not exceed
                                       Table 16, Table P, 500% or its equivalent on a flat extra premium basis.

6. Minimum Amounts
      Initial - Automatic              $ 40,000
      Initial - Facultative            $100,000
      Subsequent                       Not applicable

 The automatic initial minimum does not apply to converted policies.

7. Years to Recapture                  10 for MEMBERS Level 10
                                       20 for MEMBERS Level 20